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As filed with the Securities and Exchange Commission on June 26, 2002

Registration No. 333-89666

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ADAPTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2748530 (I.R.S. employer identification no.)

Adaptec, Inc.
691 S. Milpitas Blvd.
Milpitas, California 95035
(408) 945-8600
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert N. Stephens
President and Chief Executive Officer
691 S. Milpitas Blvd.
Milpitas, California 95035
(408) 945-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel J. Winnike, Esq.
Scott J. Leichtner, Esq.
David O. Watson, Esq.
Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California 94306

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offfer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 26, 2002.

PROSPECTUS

$250,000,000

3% Convertible Subordinated Notes Due 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

        Holders of our 3% Convertible Subordinated Notes due 2007 named in this prospectus or in prospectus supplements may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

        The holders of the notes may convert the notes into shares of our common stock at any time at a conversion price of approximately $15.31 per share, subject to certain adjustments. This is equivalent to a conversion rate of approximately 65.3083 shares per $1,000 principal amount of notes. Interest on the notes is payable on March 5 and September 5 of each year, commencing on September 5, 2002. On or after March 9, 2005, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus. The notes will mature on March 5, 2007.

        In the event of a change in control, as defined in this prospectus, of Adaptec, each holder of notes may require us to repurchase all or a portion of such holder's notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase.

        Except as described in the following paragraph, the notes are general unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinated to the indebtedness and other liabilities of our subsidiaries. The indenture governing the notes does not limit the incurrence by us or our subsidiaries of senior indebtedness or other indebtedness.

        We have pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the notes.

        Our common stock currently trades on the Nasdaq National Market under the symbol "ADPT." The last reported sale price of our common stock on June 25, 2002 was $7.92 per share.

        The notes are currently eligible for trading in The Portal Market, a subsidiary of the Nasdaq Stock Market, Inc.

        Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2002.

        In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

        We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in the prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Summary" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "plan," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results may differ materially from those stated in these forward-looking statements due to a variety of factors, including those described under "Risk Factors." All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 7, before investing in the notes or our common stock. When we use the terms "Adaptec," "we," "us," or "our," we are referring to Adaptec, Inc. and its subsidiaries, unless the context requires otherwise or we expressly state otherwise in this prospectus.

Adaptec, Inc.

        We design, manufacture and market storage access solutions that reliably move, manage and protect critical data and digital content. Our storage solutions are used in high-performance networks, servers, network attached storage, or NAS, devices, workstations and desktop personal computers, or PCs, from the world's leading manufacturers of computer, storage and networking products. Our solutions are sold through original equipment manufacturers, or OEMs, and distribution channels to a wide variety of end users, ranging from large scale enterprises to retail consumers.

        We currently operate in three business segments:

  •
  Storage Solutions Group ("SSG"): SSG's interface products enable the movement, storage and protection of data across a range of server platforms, direct attached storage, or DAS, servers, storage area networks, or SAN, based servers, NAS devices and storage subsystems. These products bring Host Input/Output, or I/O, including small computer system interface, or SCSI, technology and redundant array of independent disks, or RAID, solutions to storage applications. We have recently introduced our DuraStor external storage products, and we have shipped evaluation units of our Ultra320 SCSI products to our OEM customers for testing and integration.

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  Desktop Solutions Group ("DSG"): DSG provides high-performance I/O connectivity solutions for personal computing platforms, including notebook and desktop PCs and consumer electronic devices. These products provide USB 2.0, FireWire/1394 and SCSI connectivity. In fiscal 2002, we introduced several USB 2.0 host adapter and hub products.

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  Storage Networking Group ("SNG"): SNG provides storage connectivity solutions for servers, storage devices, fabric switches and NAS devices. Our products incorporate Internet Protocol SCSI, or iSCSI, and TCP/IP offload engine, or TOE, functionality, fibre channel and multi-port ethernet technologies. We are currently providing samples of our iSCSI and TOE products to our OEM customers for integration and testing.

        Approximately one-third of our employees are engineers focused on product development and enhancement. As of March 31, 2002, we had 220 patents issued. Our products are marketed and sold directly to leading OEMs such as Compaq, Dell, Fujitsu-Siemens, Hewlett-Packard and IBM, as well as through distributors, including Ingram-Micro, Synnex and Tech Data.

Strategic Advantages

        We believe that we enjoy strategic advantages in our markets on the basis of the following core competencies:

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  Accelerating time to market. We strive to lead the storage market in technology transitions (such as the move to Ultra320 SCSI) as a way to generate OEM design wins.

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  Delivering value-added software. We provide software drivers, basic input/output system, or BIOS, integration, graphical user interfaces, RAID firmware, protocol stacks and compatibility testing that we believe offer value to OEM customers and reduce support costs for OEM and distribution partners.

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  Designing innovative ASICs. We decide on a product-by-product basis how best to invest in application specific integrated circuits, or ASICs, that will provide competitive advantages to our customers. For example, we introduced the leading ASICs for the SCSI market, and we are introducing ASICs for the iSCSI market.

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  Enhancing brand equity. We believe that our brand conveys value to customers seeking pre-tested compatibility and the direct benefits of a worldwide support organization.

Recent Transactions

        IBM.    In March 2002, we entered into licensing and OEM agreements with International Business Machines Corporation, or IBM, under which we will provide RAID products for IBM's xSeries servers and license IBM's ServeRAID™ technology for use in our PCI RAID and external RAID products. In connection with entering into these agreements, we issued IBM a warrant to purchase 150,000 shares of our common stock. On April 26, 2002, IBM transferred the warrant to Deutsche Bank Securities, Inc., or Deutsche Bank, as permitted by the terms of the warrant.

        Platys.    In August 2001, we purchased Platys, a developer of iSCSI and TOE solutions. The Platys team was integrated into SNG and is accelerating our development of connectivity solutions for iSCSI markets.

        Roxio.    In May 2001, we completed the spin-off of our software division, Roxio. The spin-off was effected to allow us to concentrate on improving access and protection of information stored on servers, networks and desktops.

        We were incorporated in California in 1981 and reincorporated in Delaware in 1998. Our principal executive offices are located at 691 South Milpitas Blvd., Milpitas, California 95035. Our telephone number is (408) 945-8600.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes see "Description of Notes" in this prospectus.

Issuer	Adaptec, Inc.
Notes Offered	$250,000,000 principal amount of 3% Convertible Subordinated Notes due 2007.
Maturity	March 5, 2007.
Interest	The notes bear interest at a fixed annual rate of 3% to be paid in cash every March 5 and September 5 of each year, beginning on September 5, 2002.
Conversion
The notes are convertible into shares of our common stock at a conversion rate of approximately 65.3083 shares of common stock for each $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $15.31 per share. The conversion price may be subject to adjustment under certain circumstances. The notes are convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. Holders may convert their notes called for redemption or submitted for repurchase up to and including the close of business on the second business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See "Description of Notes—Conversion of Notes."
Security
We have purchased and pledged to the trustee under the indenture, as security for the exclusive benefit of the holders of the notes, approximately $21.4 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes. The notes are not otherwise secured. See "Description of Notes—Security."
Subordination
Except as described above under "Security," the notes are general unsecured obligations of Adaptec. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to the indebtedness and other liabilities of our subsidiaries. We may incur senior indebtedness or other debt under the indenture.

Sinking Fund	None.
Optional Redemption
We may redeem the notes, in whole or in part, at any time after March 9, 2005, on at least 30 days', and no more than 60 days', notice at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Optional Redemption by Adaptec."
Change in Control
Upon the occurrence of a change in control, as described in this prospectus, and before the maturity or redemption of the notes, each holder of notes will have the right to require us to repurchase all or part of its notes at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest.
Registration Rights
We have agreed to use our best efforts keep the shelf registration statement, of which this prospectus forms a part, effective until two years after the latest date on which we issued the notes (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or the Securities Act). If we do not comply with these registration obligations, we will be required to pay liquidated damages to the holders of the notes or the common stock issuable upon conversion. See "Description of Notes—Registration Rights."
Trading
The notes are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. Our common stock is traded on the Nasdaq National Market under the symbol "ADPT."
Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes.

RISK FACTORS

        An investment in the notes and shares of common stock underlying the notes involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the notes or shares of common stock underlying the notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

Risks Related to Our Business

Our future operating results are subject to fluctuation.

        Our operating results may fluctuate as a result of a wide variety of factors, including, but not limited to, the following:

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  cancellations or postponements of orders;

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  shifts in the mix of our products and sales channels;

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  changes in pricing policies by our suppliers;

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  shortages of components or wafer fabrication capacity affecting us, our customers or our suppliers;

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  market acceptance of new and enhanced versions of our products;

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  product obsolescence;

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  shortage of skilled labor;

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  future accounting pronouncements and changes in accounting policies;

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  timing of acquisitions, integration of acquired businesses and any associated charges;

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  restructuring actions or other involuntary terminations;

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  general economic trends;

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  international political instability; and

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  pending legal proceedings.

        Operating results for fiscal 2002 were materially affected by unusual charges, including the following:

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  asset impairment charges;

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  deferred compensation in connection with our Platys acquisition;

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  write-off of acquired in-process technology from Platys;

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  excess inventory charges due to the economic slowdown; and

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  restructuring charges.

        Fiscal 2001 operating results were materially affected by unusual charges, including the following:

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  accrued minimum royalty fees to Agilent;

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  excess inventory charges due to the economic slowdown;

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  restructuring charges; and

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  asset impairment charge.

        Fluctuations in our operating results may adversely affect the trading price of our common stock.

Our sales have been negatively affected by the current economic slowdown, and if these conditions persist or deteriorate, they may continue to adversely affect our results of operations and financial position.

        Since the second half of fiscal 2001, our operating results have been significantly affected by the continuing slowdown in information technology investments and consumer spending. Many of our customers announced workforce reductions and delayed capital spending in response to the economic slowdown. In addition, recent international terrorist activities have further dampened the economic recovery. If current global economic and political conditions continue to persist or deteriorate, our customers will likely further postpone spending, which would continue to adversely affect our financial results.

If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional plans in order to reduce our operating costs.

        As a result of the economic slowdown, in the fourth quarter of fiscal 2001 and the first and fourth quarters of fiscal 2002, we implemented restructuring plans to reduce our operating costs to match the current business environment. The plans included primarily the reduction of our workforce and the consolidation of our manufacturing operations in Singapore. The goals of the plans are to support future growth opportunities, focus on investments that grow revenues and increase operating margins. If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional plans to reduce our operating costs, which could have an adverse effect on our financial results.

If demand in the server, network storage and desktop computer markets declines, our net revenues may decline.

        Historically, our growth has been supported by increasing demand for systems that support:

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  client/server applications;

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  computer-aided engineering;

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  Internet/intranet applications;

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  data storage and digital content; and

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  multimedia and video.

        Our business or operating results would be adversely affected by a decline in demand for our products. For example, for the first time in several years, the demand in the server market declined slightly in fiscal 2002, which contributed to a decline in our net revenues. We cannot predict when and if server sales growth will increase. In addition, other technologies may replace the technologies used in our existing products and the acceptance of our products using new technologies in the market may not be widespread, which could adversely affect our revenues.

We expect that the products we are developing for the network storage marketplace will be an important component of our future growth, and these products may not be accepted by the market or reach the market in a timely fashion.

        In August 2001, we acquired Platys, a development stage company with no revenues, to enhance our technologies for this market. The marketplace for advanced storage products is highly competitive and our technology may never be broadly adopted. In addition, there are substantial risks that known and unknown challenges to successful deployment of our products, and of products incorporating our products, will cause delays in their reaching the market. We do not expect to begin shipping commercial quantities of our network storage products earlier than the second half of fiscal 2003. If our network storage products, and our customers' products using our technology, do not achieve a broad level of market acceptance, or if we encounter substantial delays in entering the market, our growth will likely be impaired.

If demand for our customers' products declines or if our customers do not control their inventories effectively, our net revenues may be adversely affected.

        The volume and timing of orders received during a quarter are difficult to forecast. Our customers generally order based on their forecasts, and they frequently encounter uncertain and changing demand for their products. If demand falls below such forecasts or if our customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from us. Historically, backlog has not been a significant factor for us, and we have set our operating budget based on forecasts of future revenues. Because much of our operating budget is relatively fixed in the short-term, if revenues do not meet our expectations, then our financial results will be adversely affected.

If we do not provide adequate support during our customers' design and development stage, or if we are unable to provide such support in a timely manner, we may lose revenues to our competition.

        Certain of our products are designed to meet our customers' specifications and, to the extent we are not able to meet these expectations in a timely manner or provide adequate support during our customers' design and development stage, our customers may choose to buy similar products from another company. For example, we are currently in the design and development stage with potential customers for our products with iSCSI functionality. If we are unsuccessful in designing these products to meet our customers' needs, our financial results could be adversely affected.

Our reliance on industry standards and technological changes in the marketplace may cause our net revenues to fluctuate or decline.

        The computer industry is characterized by various, evolving standards and protocols. We design our products to conform to certain industry standards and protocols such as the following:

Technologies:

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  ATA;

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  Serial ATA;

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  Fibre channel;

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  FireWire/1394;

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  InfiniBand;

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  iSCSI;

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  PCI;

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  PCI-X;

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  RAID;

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  SCSI;

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  Serial Attached SCSI;

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  Ultra-DMA; and

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  USB.

Operating Systems:

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  Linux;

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  Macintosh;

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  Netware;

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  OS/2;

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  UNIX; and

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  Windows.

        In particular, a majority of our revenues are currently derived from products based on the SCSI standards. If consumer acceptance of these standards declines, or if new standards emerge, and if we do not anticipate these changes and develop new products, these changes could adversely affect our business and financial results. For example, we believe that changes in consumers' perceptions of the relative merits of SCSI-based products and competing products incorporating lower cost solutions adversely affected our sales beginning in fiscal 1998 and are likely to affect our future sales. In addition, we are beginning to provide evaluation units of our Ultra320 SCSI products to our OEM customers for testing and evaluation as we transition our SCSI products to meet the next generation industry standard. If we are unsuccessful in these efforts, our business and financial results will be negatively impacted.

If our products do not operate effectively with other products, our net revenues could be negatively affected.

        We must design our products to operate effectively with a variety of hardware and software products supplied by other manufacturers, including the following:

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  microprocessors;

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  peripherals; and

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  operating system software.

        We depend on significant cooperation with these manufacturers to achieve our design objectives and develop products that operate successfully with their products. We believe that we generally have good relationships with leading system, peripheral, and microprocessor suppliers; however, these suppliers may, from time to time, make it more difficult for us to design our products for successful operability with their products. In addition, these suppliers may decide to compete with us. If any of these events were to occur, our revenues could be adversely affected.

Our dependence on new products may cause our net revenues to fluctuate or decline.

        Our future success significantly depends upon our completing and introducing new products at competitive prices and performance levels in a timely manner. The success of new product introductions depends on several factors, including the following:

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  designing products to meet customer needs;

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  product costs;

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  timely completion and introduction of new product designs;

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  quality of new products;

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  differentiation of new products from those of our competitors; and

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  market acceptance of our products.

        As a result, we believe that we will continue to incur significant expenditures for research and development in the future. We may fail to identify new product opportunities and may not develop and bring new products to market in a timely manner. In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive, or our targeted customers may not select our products for design or integration into their products. The failure of any of our new product development efforts could have an adverse effect on our business and financial results.

If we are unable to compete effectively, our net revenues could be adversely affected.

        The markets for all of our products are intensely competitive and are characterized by the following:

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  rapid technological advances;

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  frequent new product introductions;

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  evolving industry standards; and

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  price erosion.

        As we continue to broaden our product offerings into the server, network storage and desktop computer environments, we have experienced, and expect to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter our markets. For example, a number of companies are pursuing network storage solutions and we expect to encounter intense competition in developing iSCSI network storage products. We may also encounter new competitors in the emerging USB 2.0 market. Some of these companies have greater technical, marketing, manufacturing and financial resources than we do. We cannot assure you that we will have sufficient resources to accomplish any of the following:

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  meet growing product demand;

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  make timely introductions of new products;

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  compete successfully in the future against existing or potential competitors;

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  provide OEMs with design specifications in a timely manner; and

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  prevent price competition from eroding margins.

Costs associated with acquisitions or strategic alliances may adversely affect our results of operations, which could be exacerbated if we are unable to integrate the acquired companies, products or technologies.

        In August 2001, we completed our acquisition of Platys, a developer of IP storage solutions. In December 1999, we acquired Distributed Processing Technology Corp., or DPT, to strengthen our position in the RAID market. In addition, we enter into strategic alliances from time to time with other companies. For example, we entered into a technology licensing agreement with IBM in March 2002. As part of our overall strategy, we may continue to acquire or invest in complementary companies, products or technologies and enter into strategic alliances with other companies. In order to be successful in these activities, we must:

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  assimilate the operations and personnel of the combined companies;

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  minimize the potential disruption of our ongoing business;

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  retain key technical and managerial personnel;

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  integrate the acquired company into our strategic and financial plans;

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  accurately assess the value of potential target businesses, products or technologies;

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  harmonize standards, controls, procedures and policies; and

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  minimize the impairment of relationships with employees and customers.

        The benefits of acquisitions or strategic alliances may prove to be less than anticipated and may not outweigh the costs reported in our financial statements. Completing any potential future acquisitions or strategic alliances could cause significant diversions of management time and resources. If we acquire new businesses, products or technologies in the future, we may be required to assume contingent liabilities and amortize significant amounts of other intangible assets and, over time, recognize significant charges for impairment of goodwill. If we consummate any potential future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership may be significantly diluted. If we proceed with any potential future acquisitions in which the consideration is cash, we may be required to use a substantial portion of our available cash. We may not be successful in overcoming these risks or any other problems encountered in connection with these or other business combinations, investments or strategic alliances. These transactions may adversely affect our business, financial position and operating results.

If there is a shortage of components used in our customers' products, our sales may decline, which could adversely affect our results of operations and financial position.

        If our customers are unable to purchase certain components which are embedded into their products, their demand for our products may decline. For example, beginning in the fourth quarter of fiscal 2000, we experienced the impact of other companies' chip supply shortages, which reduced the demand for some of our SSG products. This negatively affected our net revenues in the first half of fiscal 2001. Similar shortages of components used in our customers' products could adversely affect our net revenues and financial results in future periods.

We depend on wafer suppliers whose failure to meet our manufacturing needs could negatively affect our operations.

        Independent foundries manufacture to our specifications all of the finished silicon wafers used for our products. We currently purchase all of our wafers through our agreements with TSMC. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the following:

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  the availability of raw materials;

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  the availability of manufacturing capacity;

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  transition to smaller geometries for semiconductor devices;

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  the level of contaminants in the manufacturing environment;

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  impurities in the materials used; and

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  the performance of personnel and equipment.

        While we have been satisfied with the quality, yield and timeliness of wafer deliveries to date, we cannot assure you that manufacturing problems may not occur in the future. A shortage of raw materials or production capacity could lead our wafer suppliers to allocate available capacity to other customers. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields or timely deliveries would delay our production and our product shipments, and could have an adverse effect on our business and financial results. We expect that wafer suppliers will continually seek to convert their fabrication process arrangements to smaller wafer geometries and to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason TSMC, or any other wafer supplier we may use, is unable or unwilling to satisfy our wafer needs, we will be required to identify and qualify additional foundries. Additional wafer foundries may be unavailable, may take significant amounts of time to qualify or may be unable to satisfy our requirements on a timely basis.

If our manufacturing demand for silicon wafers falls below our projections, we may not be able to fully utilize our prepayments to TSMC, which could adversely affect our results of operations and financial position.

        From time to time, we have entered into "take or pay" contracts that have committed us to purchase specific wafer quantities over extended periods based on our projected needs. In addition, we have made prepayments to TSMC in order to secure guaranteed wafer capacity. If our demand for wafer units falls below our projections, we may not be able to fully utilize our prepayments. The unused portion of the prepayments may be impaired and written off as an asset impairment charge, which would adversely affect our financial results.

We depend on subcontractors, and if they fail to meet our manufacturing needs, it could negatively affect our results of operations.

        We rely on subcontractors for the assembly and packaging of the integrated circuits included in our products. We have no long-term agreements with our assembly and packaging subcontractors. We have, from time to time, used board subcontractors to better balance production runs and capacity. We cannot assure that such subcontractors will continue to be able and willing to meet our requirements for such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, such subcontractors could delay shipments and result in the loss of customers or revenues, which could have an adverse effect on our financial results.

We depend on the efforts of our distributors, which if reduced, would negatively affect our business and our results of operations.

        We derive a material percentage of our net revenues from independent distributor and reseller channels. Our financial results could be adversely affected if our relationship with these distributors or resellers were to deteriorate or if the financial condition of these distributors or resellers were to decline. Given the current economic environment, the risk of distributors and resellers going out of business has increased significantly.

        Our distributors generally offer a diverse array of products from several different manufacturers. Accordingly, we are at risk that these distributors may give higher priority to selling products from other suppliers. A reduction in sales efforts by our current distributors could adversely affect our business and financial results. Our distributors build inventories in anticipation of future sales, and if, as has been the case from the second half of fiscal 2001 through fiscal 2002, such sales do not occur as rapidly as they anticipate, our distributors will decrease the size of their product orders. If we decrease our price protection or distributor-incentive programs, our distributors may also decrease their orders from us. In addition, we have from time to time taken actions to reduce levels of products at distributors and may do so in the future. These actions may affect our net revenues and negatively affect our financial results.

Our operations depend on key personnel, the loss of whom could affect our business and reduce our future net revenues.

        In order to be successful, we must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, our product generation efforts depend on hiring and retaining qualified engineers. The expansion of high technology companies in Silicon Valley where we operate our business has increased demand for experienced management, technical, marketing and support personnel and despite the economic slowdown, competition for their talents is intense. The loss of key employees could have a significant impact on our operations. We also must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to morale challenges posed by workforce reductions and general uncertainty.

Our international operations involve risks, and may negatively affect our net revenues and results of operations.

        Many of our subcontractors are primarily located in Asia and we have sales offices and customers located throughout Europe, Japan and other countries. Our international operations and sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariffs and freight rates. We may use forward exchange contracts to manage any exposure associated with certain foreign currency-denominated commitments. In addition, because our primary wafer supplier, TSMC, is located in Taiwan, we may be subject to certain risks resulting from political instability in Taiwan, including conflicts between Taiwan and the People's Republic of China. These and other international risks could negatively affect our business and financial results.

If the carrying value of our long-lived assets is not recoverable, an impairment loss must be recognized which could adversely affect our results of operations and financial position.

        Certain events or changes in circumstances would require us to assess the recoverability of the carrying amount of our long-lived assets. In fiscal 2002, we recorded impairment charges of $77.6 million relating to technology acquired in a prior acquisition and the decline in value of certain minority investments. In addition, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS No. 142 in July 2001, whereby goodwill must be evaluated annually and whenever events or circumstances occur which indicate that goodwill might be impaired. For acquisitions consummated prior to July 1, 2001, we adopted SFAS No. 142 on April 1, 2002. We will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and we may incur substantial impairment charges which could adversely affect our financial results.

If actual results or events differ materially from those contemplated by us in making estimates and assumptions, our reported financial condition and results of operation for future periods could be materially affected.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies essential to preparing our consolidated financial statements. The preparation of these financial statements requires estimates and assumptions that affect the reported amounts and disclosures. Although we believe that our judgments and estimates are appropriate and correct, actual future results may differ materially from our estimates.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

        Although we actively maintain and defend our intellectual property rights, we may be unable to adequately protect our proprietary rights. In addition, the laws of certain territories in which our products are or may be developed, manufactured or sold, including Asia and Europe, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

        Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business and ability to compete effectively. We have from time to time discovered counterfeit copies of our products being manufactured or sold by others. Although we have programs to detect and deter the counterfeiting of our products, significant availability of counterfeit products could reduce our revenues and damage our reputation and goodwill with customers.

Third parties may assert infringement claims against us, which may be expensive to defend and could adversely affect our business and results of operations.

        From time to time, third parties assert exclusive patent, copyright and other intellectual property rights to our key technologies, and we expect to continue to receive such claims in the future. For example, we entered into a patent cross-license agreement with IBM in May 2000. Under this agreement, which was amended in March 2002, we received a release from infringement claims prior to January 1, 2000 and received the right to use certain of IBM's patents through June 30, 2007. In consideration, we are paying, in annual installments, an aggregate patent fee of $13.3 million, and we granted IBM a license to use all of our patents for the same period. The risks of our receiving additional claims from third parties may be enhanced in periods such as the one that we are currently entering where we are beginning to offer product lines employing new technologies relative to our existing products.

        We cannot assure you that third parties will not assert other infringement claims against us in the future, that assertions by third parties will not result in costly litigation or that we would prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. In addition to claims brought against us by third parties, we may also bring litigation against others to protect our rights. Intellectual property litigation, regardless of the outcome, could result in substantial costs to us and diversion of our resources, and could adversely affect our business and financial results.

We may be engaged in legal proceedings that could negatively affect our business operations or financial position.

        From time to time we are subject to litigation or claims that could negatively affect our business operations and financial position. For instance, a class action lawsuit was filed during 1998 in the United States District Court for the Northern District of California against us and certain of our current and former officers and directors. In March 2002, the plaintiffs voluntarily dismissed their claim without any recovery or settlement, and this case is now concluded. Such disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management's time and attention, and could negatively affect our business operations and financial position.

If we repatriate cash from our foreign subsidiaries, we may incur additional income taxes which would negatively affect our results of operations and financial condition.

        A significant portion of our cash, cash equivalents and marketable securities are held in our subsidiary in Singapore. From time to time we may need to repatriate our cash from Singapore to the United States. If we do so, we may incur additional income taxes from the repatriation, which would negatively affect our results of operations and financial condition.

We may be subject to a higher effective tax rate that could negatively affect our results of operations and financial position.

        Our effective tax rate is benefited by a Singapore tax holiday relating to certain of our products. The terms of the tax holiday provide that profits derived from certain products will be exempt from tax through fiscal 2005, subject to certain conditions. If we do not continue to meet the conditions and requirements of the tax holiday in Singapore, our effective tax rate will increase, which would adversely affect our financial results.

We may be required to pay additional federal income taxes which could negatively affect our results of operations and financial position.

        On June 27, 2000, we received a statutory notice of deficiency from the Internal Revenue Service, or IRS, with respect to our federal income tax returns for fiscal 1994 through 1996. In December 2001, our 1994 through 1996 tax audits were resolved and settlement agreements were filed with the U.S. Tax Court. On December 15, 2000, we received a statutory notice of deficiency from the IRS with respect to our federal income tax return for fiscal 1997. We filed a Petition with the United States Tax Court on March 14, 2001 contesting the asserted deficiencies. The IRS is currently auditing our federal income tax returns for fiscal 1998 and 1999. While we believe we have meritorious defenses against the asserted deficiencies and any proposed adjustments and that sufficient taxes have been provided, we cannot predict the final outcome of these matters, and the final resolution could adversely affect our results of operations and financial position.

We finance our capital expenditure needs from operating cash flows, bank financing and capital market financing.

        As of March 31, 2002, we had approximately $452.9 million in aggregate principal amount of convertible subordinated notes outstanding. While we believe that our current liquidity will be sufficient to support our operations through fiscal 2003, we may need to seek additional equity or debt financing from time to time, including issuance of warrants, and cannot be certain that additional financing will be available on favorable terms. Moreover, any future equity or convertible debt financing will decrease the percentage of equity ownership of existing stockholders and may result in dilution, depending on the price at which the equity is sold or the debt is converted.

We are exposed to fluctuations in foreign currency exchange rates.

        We have international subsidiaries and distributors that operate and sell our products globally. Further, we purchase a substantial portion of our raw materials and manufacturing equipment from foreign suppliers, and incur labor and other operating costs in foreign currencies, particularly in our Singapore manufacturing facilities. As a result, we are exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries.

Failure to execute planned cost reductions successfully could result in total costs and expenses that are greater than expected.

        Historically, we have undertaken restructuring plans to bring operational expenses to appropriate levels for our business, while simultaneously implementing extensive new company-wide expense-control programs. In addition to previously announced workforce reductions, we may have additional workforce reductions in the future. Significant risks associated with these actions that may impair our ability to achieve anticipated cost reductions or that may otherwise harm our business include delays in implementation of anticipated reductions in force in highly regulated locations outside of the United States, particularly in Europe and Asia, redundancies among restructuring programs, and the failure to meet operational targets due to the loss of employees or decreases in employee morale.

We hold minority interests in certain non-public companies, and if these companies face financial difficulties in their operations, our investments could be impaired.

        We continue to hold minority interests in certain privately held companies. These investments are inherently risky because these companies are still in the development stage and depend on third parties for financing to support their ongoing operations. In addition, the markets for their technologies or products are typically in the early stages and may never develop. If these companies do not have adequate cash funding to support their operations, or if they encounter difficulties developing their technologies or products, especially in the current economic downturn, our investments in these companies may be impaired, which could adversely affect our financial results. For example, we recorded impairment charges in the first and third quarters of fiscal 2002 related to a decline in the values of certain minority investments deemed to be other than temporary.

Our spin-off of Roxio may have potential subsequent tax liabilities that could negatively affect our results of operations.

        Pursuant to our distribution of the Roxio common stock, we have received an opinion from PricewaterhouseCoopers LLP, or PwC, regarding the tax-free nature of the transaction to us and to our stockholders under Section 355 of the Internal Revenue Code. IRS regulations provide that if another entity acquires a controlling interest in Roxio or our common stock within two years of the distribution, a presumption will arise that the acquisition was made in connection with the distribution, potentially causing the distribution to become taxable to us. The validity of the PwC opinion relating to the qualification of the distribution as a tax-free transaction is subject to factual representations and assumptions. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. In addition, the opinion of PwC is not binding on the IRS. If we or Roxio fail to conform to the requirements set forth in the IRS regulations, it could cause the distribution to be taxable to us and to our stockholders, and our financial results could be adversely affected.

We may have potential business conflicts of interest with Roxio with respect to our past and ongoing relationships, and we may not resolve these conflicts on terms favorable to us.

        Conflicts of interest may arise between Roxio and us in a number of areas relating to our past and ongoing relationship, including:

  •
  labor, tax, employee benefits, indemnification and other matters arising from the separation;

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  intellectual property matters;

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  employee retention and recruiting;

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  the nature, quality and pricing of transitional services we have agreed to provide to Roxio; and

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  business opportunities that may be attractive to both Roxio and us.

        These and other business conflicts could adversely affect the growth of our business in the future.

We may encounter natural disasters, which may negatively affect our results of operations and financial position.

        Our worldwide operations could be subject to natural disasters and other business disruptions, which could seriously harm our revenues and financial condition and increase our costs and expenses. Our corporate headquarters are located in California, near major earthquake faults. Additionally, our primary wafer supplier, TSMC, is located in Taiwan, which has experienced significant earthquakes in the past. A severe earthquake could cause disruption to our employees or interrupt the manufacturing process, which could affect TSMC's ability to supply wafers to us, which could negatively affect our business and financial results. The ultimate impact on us and our general infrastructure of being located near major earthquake faults is unknown, but our net revenues and financial condition and our costs and expenses could be significantly impacted in the event of a major earthquake. In addition, some areas, including California, have experienced, and may continue to experience, ongoing power shortages, which have resulted in "rolling blackouts." These blackouts could cause disruptions to our operations or the operations of our suppliers, distributors and resellers, or customers. We are predominantly uninsured for losses and interruptions caused by earthquakes, power outages and other natural disasters.

Terrorist acts and acts of war may seriously harm our business and net revenues, costs and expenses and financial condition.

        Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to our employees, facilities, partners, suppliers, distributors, resellers, or customers, which could significantly impact our net revenues, costs and expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm our business and results of operations. The long-term effects on our business of the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations in ways that cannot presently be predicted. In addition, as a multi-national company with headquarters and significant operations located in the United States, we may be impacted by actions against the United States. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Risks Related to the Notes

We may experience significant fluctuations in our stock price, which may significantly affect the trading price of the notes.

        Fluctuations in the trading price of our common stock will affect the trading price of the notes. The stock market in general, and the market for shares of technology companies in particular, have from time to time experienced extreme price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by us, our competitors or our customers may have a significant effect on the market price of our common stock. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets or other factors may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors that generally affect the market for shares of technology companies could cause the price of our common stock, and therefore the price of the notes, to fluctuate substantially over short periods.

The notes are subordinated, and holders of senior indebtedness will be paid before holders of the notes are paid.

        Except as described in the section entitled "Description of Notes—Security," the notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In addition, we may incur new indebtedness, which may be senior to the indebtedness represented by the notes. We are not prohibited from incurring debt, including indebtedness secured by our assets, under the indenture. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all of our secured indebtedness and other senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. See "Description of Notes—Subordination of Notes."

Our indebtedness is effectively subordinated to the indebtedness of our subsidiaries.

        Our cash flow and ability to service our indebtedness, including the notes, will depend, in part, upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor. In addition, our subsidiaries may become parties to financing arrangements that contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. In addition, if we are required to repatriate cash from our Singapore subsidiary to service or repay the notes, we will incur additional income taxes from the repatriation.

If a market for the notes is not maintained, the trading price of the notes could decline significantly.

        Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market-making activity at any time without notice. As a result, we cannot provide any assurances that an active trading market will be maintained for the notes or that you will be able to sell your notes. In addition, the market-making activities of the initial purchasers will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act, and may be limited during the effectiveness of a registration statement relating to the notes. We do not intend to apply for listing or quotation of the notes. The notes, however, have been designated for trading in the PORTAL market. See "Description of Notes."

        The notes may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a change in control involving us, except to the extent described under "Description of Notes."

Our ability to repurchase the notes for cash upon a change in control is limited and holders may not be able to liquidate their investment.

        Upon the occurrence of a change in control, we will be required to offer to repurchase the notes as described in this prospectus. If a change in control occurs, we may not have sufficient funds to repurchase all notes tendered by the holders of the notes as described in this prospectus. The terms of any future credit or other agreements relating to indebtedness may prohibit such purchases. If a change in control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes and an event of default would occur on the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding on the notes, and may also trigger cross-default provisions, resulting in the acceleration of our other indebtedness. These events in turn could materially and adversely affect our share price as well as our ability to continue our operations.

Risks Related to Our Common Stock

The price of our securities may be subject to wide fluctuations.

        Our stock has experienced substantial price volatility, particularly as a result of quarterly variations in our operating results, the published expectations of analysts, and as a result of announcements by our competitors and us. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many technology companies, in particular, and that have often been unrelated to the operating performance of such companies. In addition, the price of our securities may also be affected by general global, economic and market conditions, and the cost of operations in one or more of our product markets. While we cannot predict the individual effect that these factors may have on the price or our securities, these factors, either individually or in the aggregate, could result in significant variations in the price of our common stock during any given period of time. These fluctuations in our stock price also impact the price of our outstanding convertible securities and the likelihood of the convertible securities being converted into cash or equity.

Future sales of our common stock may depress our stock price and the price for the notes.

        Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. As of March 31, 2002, we had 106,292,656 shares of common stock outstanding. As of March 31, 2002, we had an aggregate of 31,258,028 additional shares of our common stock reserved for issuance under our stock option plans and employee stock purchase plan, including options outstanding to purchase 17,723,155 shares of our common stock. Additionally, we have reserved 1,310,000 shares of common stock issuable upon exercise of outstanding warrants, 5,325,807 shares of common stock issuable upon potential conversion of our 4 3/4% Convertible Subordinated Notes due 2004 and 16,327,064 shares of common stock issuable upon potential conversion of our 3% Convertible Subordinated Notes due 2007.

Anti-takeover effects of our preferred share rights plan, the indenture, our charter documents and Delaware law could discourage, delay or prevent a change in control of Adaptec.

        We have a preferred share rights plan. Under the plan, each holder of shares of our common stock will receive a right to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $180.00, subject to adjustment, if a person or group were to acquire, or to announce the intention to acquire, 20% or more of our outstanding shares of common stock. Each share of our Series A preferred stock will have 1,000 votes. In the event of a merger or other transaction in which shares of our common stock are changed or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. This plan could have the effect of discouraging, delaying or rendering more difficult an acquisition of us.

        The indentures relating to the 4 3/4% Convertible Subordinated Notes due 2004 and the 3% Convertible Subordinated Notes due 2007 provide that in the event of certain changes in control, each holder of the notes will have the right to require us to repurchase such holder's notes at a premium over the principal amount of the notes.

        Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 1,000,000 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 250,000 shares of preferred stock as Series A preferred stock in connection with our preferred share rights plan. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws provide that a special meeting of stockholders may only be called by our board of directors, the Chairman of our board of directors, our chief executive officer, our president or by one or more stockholders holding at least 10% of our outstanding capital stock. Our stockholders may not take action by written consent.

        In addition, the Delaware General Corporation Law, to which we are subject, prohibits, except under specified circumstances, us from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who own at least 15% of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended March 31,
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	17.19x	1.89x	20.76x	9.91x	—

        For the purposes of computing the ratio of fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $189,160 for the year ended March 31, 2002.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling holders.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated as of March 5, 2002, between us and Wells Fargo Bank, N.A, as trustee. The indenture and the notes are governed by New York law. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement and is not complete. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth below under "Where You Can Find More Information." In this section, when we refer to "Adaptec," "we," "our" or us, we are referring to Adaptec, Inc. and not any of its current and future subsidiaries, unless the context otherwise requires.

General

        Except to the extent described under "Security" below, the notes are unsecured general obligations of Adaptec and are subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into shares of our common stock as described under "Conversion of Notes." The notes are limited to $250,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on March 5, 2007, unless earlier redeemed by us at our option or purchased by us at your option upon a change in control.

        We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Adaptec, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

        The notes bear interest at the annual rate of 3%. Interest will be payable on March 5 and September 5 of each year, beginning September 5, 2002, subject to limited exceptions if the notes are redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are February 20 and August 20. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee.

Security

        We have purchased and pledged to the collateral agent as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities in an amount sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments (but not additional interest) due on the notes. We spent approximately $21.4 million of our existing funds to acquire such U.S. government securities.

        The U.S. government securities were pledged by us to the collateral agent for the exclusive benefit of the holders of the notes and will be held by the collateral agent in a pledge account. Prior to each of the first six scheduled interest payments on the notes, the collateral agent will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an event of default under the indenture, with no grace period.

        The pledged U.S. government securities and the pledge account will also secure the repayment of the principal amount on the notes. If prior to the date on which the sixth scheduled interest payment on the notes is due:

  •
  an event of default under the notes occurs and is continuing; and

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  the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable, and subject to the prompt distribution of proceeds from the pledge account,

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  an amount equal to any accrued and unpaid interest would be distributed from the pledge account as accrued interest; and

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  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

        However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

        For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

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  an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

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  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

        In addition, note holders would have an unsecured subordinated claim against us for the remainder of the principal amount of their notes.

        Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion of Notes

        Each holder of the notes may, at its option, convert its notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of approximately $15.31 per share, subject to the adjustments described below. Each holder may convert its notes in denominations of $1,000 and multiples of $1,000.

        Except as described below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If a holder submits notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), such holder must pay funds equal to the interest payable on the principal amount to be converted. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, a holder's conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the second business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If a holder has submitted notes for purchase upon a change in control, the holder may only convert its notes if it withdraws its election in accordance with the indenture.

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

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  dividends or distributions exclusively in cash referred to in clause (5) below.

  (5)
  the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        In the event of:

  •
  any reclassification of our common stock, or

  •
  a consolidation, merger or combination involving Adaptec, or

  •
  a sale or conveyance to another person of the property and assets of Adaptec as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of Adaptec. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of our existing and future senior indebtedness. Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, interest and all other obligations in respect of the notes, including by way of redemption, acquisition or other purchase thereof, is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of our existing and future senior indebtedness.

        In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

        We also may not make any payment upon or redemption of or purchase or otherwise acquire the notes if:

  •
  a default in the payment of principal of, premium, if any, interest or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

        We may and shall resume making payments on the notes:

  •
  in the case of a payment default, when the default is cured or waived or ceases to exist, and

  •
  in the case of a nonpayment default, the earlier of when such nonpayment default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

        No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the prior payment blockage notice.

        No default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

        As a result of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of Adaptec. Such subordination will not prevent the occurrence of any event of default under the indenture.

        A substantial portion of our operations are, and in the future may be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, may depend upon the earnings of our subsidiaries. In addition, we could be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        The notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations and preferred stock, if any, of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Furthermore, if we are required to repatriate cash from our Singapore subsidiary to service or repay the notes, we will incur additional income taxes from the repatriation. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business consideration. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity.

        Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        Neither we nor our subsidiaries are limited in or prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the indenture.

Definitions of Senior Indebtedness, Indebtedness and Designated Senior Indebtedness

        "designated senior indebtedness" means any particular senior indebtedness in which the instrument creating or evidencing the senior indebtedness or the assumption or guarantee thereof (or any related documents or agreements to which we are a party) expressly provides that such indebtedness shall be "designated senior indebtedness" (provided that such instrument may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise:

  •
  for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from financial institutions, whether or not evidenced by notes or similar instruments, or

  •
  evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the holder is to all of our assets or to only a portion thereof, other than any trade payable incurred in the ordinary course of business in connection with the obtaining of materials or services,

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

  (6)
  all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

  (7)
  any indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

  (8)
  any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

        "senior indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Adaptec whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Adaptec, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Notwithstanding the foregoing, any indebtedness may only be "senior indebtedness" if either (i) the indebtedness is secured by a mortgage, pledge, security interest, lien or similar encumbrance and shall remain secured; or (ii) the instrument, indenture or agreement governing or evidencing the indebtedness, or any related agreement to which Adaptec is a party, expressly provides that such indebtedness shall be senior indebtedness for purposes of the indenture.

        Senior indebtedness does not include any indebtedness of Adaptec to any subsidiary of Adaptec, nor does it include any of Adaptec's trade payables or its obligations with respect to its outstanding 4 3/4% Convertible Subordinated Notes due 2004.

Optional Redemption By Adaptec

        We may redeem the notes in whole or from time to time in part on or after March 9, 2005, on at least 30 days', and no more than 60 days', notice at the following redemption prices expressed as percentages of the principal amount:

Period	Redemption Price
Beginning on March 9, 2005 and ending on March 4, 2006	101.2%
Beginning on March 5, 2006 and thereafter	100.6%

        In each case, we will pay accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

        If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

        In the event of a change in control, each holder of notes will have the right to require us to purchase all or any part of such holder's notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

        We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state, among other things:

  •
  the terms of the change in control;

  •
  the purchase date (which shall be a business day no earlier than 30 days nor more than 60 days from the date such notice is mailed);

  •
  the procedures required for exercise of the change in control purchase feature; and

  •
  the holder's right to require Adaptec to purchase the notes.

        A holder must deliver written notice of its exercise of this purchase right to a paying agent at any time prior to the close of business on the date five business days prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If a holder wishes to withdraw this election, it must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of Adaptec representing 50% or more of the total voting power of all outstanding classes of voting stock of Adaptec or has the power, directly or indirectly, to elect a majority of the members of the board of directors of Adaptec;

  •
  Adaptec consolidates with, or merges with or into, another person or Adaptec sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Adaptec, or any person consolidates with, or merges with or into, Adaptec, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of Adaptec immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

  •
  Continuing Directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to Adaptec). "Continuing Directors" shall mean, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the indenture or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or

  •
  a liquidation or dissolution of Adaptec.

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any five trading days within: the period of ten consecutive trading days immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control resulting solely from a change in control under the first bullet point above, or the period of ten consecutive trading days immediately preceding the change in control, in the case of a change in control under the second and third bullet points above, is at least equal to 105% of the conversion price in effect on such day; or

  •
  all of the consideration (excluding cash payments for fractional shares, or upon exercise of dissenters' or appraisal rights) in the transaction constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock (and any rights attached thereto).

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of Adaptec will be deemed to include, in addition to all outstanding shares of voting stock of Adaptec and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially owned" has a meaning correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders of the notes how a court would interpret this phrase under applicable law if a holder elects to exercise its rights following the occurrence of a transaction which it believes constitutes a transfer of "all or substantially all" of our assets.

        We will:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of Adaptec and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. Our outstanding 4 3/4% Convertible Subordinated Notes due 2004 have, and we may in the future incur debt that will have, similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following constitute an event of default under the indenture:

  1.
  failure to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  2.
  failure to pay any interest on any note when due, if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period;

  3.
  failure of Adaptec to perform any other covenant required of us in the indenture, if such failure continues for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes;

  4.
  certain events in bankruptcy, insolvency or reorganization of Adaptec; and

  5.
  the pledge agreement ceases to be in full force and effect or enforceable prior to the expiration in accordance with its terms.

        If an event of default, other than an event of default described in clause (4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have the right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Adaptec, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. If so, such statement will specify any known defaults.

Modification and Waiver

        We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note who is affected by the modification or amendment if such modification or amendment would do any of the following:

  •
  extend the stated maturity of the principal of or interest on any note,

  •
  reduce the principal amount of, or any premium or interest on, any note,

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note,

  •
  change the place or currency of payment of principal of, or any premium or interest on, any note,

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note,

  •
  adversely affect the right of holders to convert notes other than as provided in or under the indenture,

  •
  reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the indenture,

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

  •
  modify such provisions with respect to modification and waiver.

        Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by us with respect to certain restrictive provisions of the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default or event of default unless:

  •
  we fail to pay principal, premium or interest on any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Registration Rights

        The following summarizes some, but not all, of the registration rights provided in the registration rights agreement and the notes. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

        This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We will use our reasonable efforts to keep this shelf registration statement effective until the earliest of:

  (1)
  two years after the latest date of original issuance of the notes;

  (2)
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  (3)
  the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus and deliver a prospectus to purchasers, be subject to the relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification rights and obligations).

        Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

  •
  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

  •
  we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of proposed sale in confidence.

        Upon the initial sale of registrable securities, each selling securityholder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

  •
  identify the sale as a transfer pursuant to the shelf registration statement;

  •
  certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

  •
  certify that the selling securityholder and the aggregate principal amount of notes or number of shares of common stock, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

        If:

  (1)
  on or prior to the 180th day after the first date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC; or

  (2)
  after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or fails to be usable in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and (A) we do not cause the registration statement to become effective or usable within five business days thereafter by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period, described above, by the 45th or 60th day, as the case may be;

(each such event referred to in clauses (1) and (2), a "registration default"), additional interest as liquidated damages will accrue on the notes and underlying common stock that are registrable securities over and above the rate set forth in the title of the notes, from and including the date following the registration default to but excluding the day on which all registration defaults have been cured. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to an additional 0.25% of the principal amount to and including the 90th day following such registration default, increasing to 0.50% at the end of such 90-day period. In no event will liquidated damages accrue at a rate per year exceeding 0.50%. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

Satisfaction and Discharge

        We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        Wells Fargo Bank, N.A. is the trustee under the indenture. The trustee will be permitted to deal with Adaptec and any affiliate of Adaptec with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign. We have a credit facility with the trustee under which we may borrow up to $20 million through July 2002, and we may enter into other banking relationships with the trustee and its affiliates. These relationships may result in such a conflict.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of one global security. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold its beneficial interests in the global security directly through DTC if it has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, a holder of notes will not be entitled to have the notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 400,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value, of which 250,000 shares are designated Series A participating preferred stock, $.001 par value.

Common Stock

        As of March 31, 2002, there were 106,292,656 shares of common stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We have not paid any cash dividends on our common stock. Each holder of common stock is entitled to one vote for each share held of record in the election of directors and on all other matters submitted to the vote of stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the notes will be, fully paid and non-assessable. The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

Preferred Stock

        As of March 31, 2002, there were no shares of preferred stock outstanding. We may issue preferred stock from time to time in one or more series. Our board of directors has the authority to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of these series of undesignated preferred stock and to increase or decrease the number of shares of these series, but not below the number of shares of any such series then outstanding, without any further vote or action by our stockholders. We have no present plans to issue any shares of preferred stock, other than shares of our Series A preferred stock pursuant to our preferred share rights agreement, described below.

Warrants

        As of March 31, 2002, we had outstanding warrants to purchase an aggregate of 1,310,000 shares of our common stock. Of these warrants, Agilent holds warrants to purchase 1,160,000 shares of our common stock, which have an exercise price of $62.25 per share. These warrants are immediately exercisable and expire in January 2004. In addition, Deutsche Bank holds a warrant to purchase 150,000 shares of our common stock, which has an exercise price of $15.31 per share. This warrant is immediately exercisable and expires in March 2007.

Certain Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws, Rights Agreement and Delaware Law

  Certificate of Incorporation and Bylaws

        Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 1,000,000 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 250,000 shares of preferred stock as Series A preferred stock in connection with our rights agreement. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our Bylaws provide that a special meeting of stockholders may be called only by our board of directors, the Chairman of our board of directors, our chief executive officer, our president or by one or more stockholders holding at least 10% of our outstanding capital stock. Our stockholders may not take action by written consent.

  Preferred Share Rights Agreement

        On April 25, 1989, our board of directors declared a dividend of one common share purchase right for each outstanding share of our common stock, $.001 par value. The dividend was paid on May 9, 1989, the record date, to stockholders of record at the close of business on that date, and rights have been issued in connection with all shares of common stock issued since that date. The description and terms of the rights are set forth in the Third Amended and Restated Rights Agreement, dated as of February 1, 2001, between us and Mellon Investor Services LLC, as the rights agent. Under the circumstances described below, a registered holder of a right is entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $180.00, subject to adjustment.

        The rights will separate from the shares of common stock, rights certificates will be issued and the rights will become exercisable upon the distribution date, which will be the earlier of:

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  the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock; or

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  the tenth day, or such later date as may be determined by the board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

        The rights will expire on the earliest of:

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  the close of business on December 5, 2006, which is referred to as the final expiration date; or

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  redemption or exchange of the rights as described below.

        Following the distribution date, and until one of the further events described below, upon exercise and the payment of the exercise price of $180.00 per right, holders of the rights will be entitled to receive one one-thousandth of a share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, we may instead substitute cash, offer a reduction in the exercise price or substitute other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

        Unless the rights are earlier redeemed, in the event that an acquiring party becomes the beneficial owner of 20% or more of our then-outstanding common stock, then each holder of a right that has not theretofore been exercised (other than rights beneficially owned by the acquiring party, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock, or, in certain circumstances as determined by the board of directors, cash, other property or other securities, having a market value equal to two times the exercise price.

        Similarly, in the event that, after the shares acquisition date, as defined below,

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  we are acquired in a merger or other business combination transaction, or

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  50% or more of our consolidated assets or earning power are sold, other than in transactions in the ordinary course of business,

each holder of a right that has not theretofore been exercised (other than rights beneficially owned by the acquiring party, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the exercise price.

        At any time after the acquisition by an acquiring party of 20% or more of our outstanding common stock and prior to the acquisition by such acquiring party of 50% or more of our outstanding common stock, our board of directors may exchange the rights, other than rights owned by the acquiring party, in whole or in part, at an exchange ratio of one share of common stock per right. At any time on or prior to the close of business on the earlier of

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  the day of the acquisition by an acquiring party of 20% or more of our outstanding common stock, which is referred to as the shares acquisition date, or

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  the final expiration date of the rights,

we may redeem the rights in whole, but not in part, at a price of $.01 per right.

        Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, other than any rights resulting from such holder's ownership of common stock, including, without limitation, the right to vote or to receive dividends.

        The Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A preferred stock will be entitled to a preferential liquidation payment equal to 1,000 times the per share amount to be distributed to the holders of shares of common stock. Each share of Series A preferred stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

        The provisions of the rights agreement may be supplemented or amended by the board of directors in any manner prior to the close of business on the distribution date without the approval of rights holders.

  Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

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  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the date that the stockholder became an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a business combination to include:

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  any merger or consolidation of the corporation with the interested stockholder or with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of the merger or consolidation, the prohibitions above do not apply to the surviving entity;

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  any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of any direct or indirect majority-owned subsidiary of the corporation to the interested stockholder;

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  any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of, directly or indirectly, increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder and any entity or person affiliated with, or controlling or controlled by, such entity or person.

        The provisions of our certificate of incorporation and bylaws, preferred share rights plan and Delaware law may have the effect of deterring hostile takeovers or delaying changes in control or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and in the policies furnished by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

        You are advised to consult your own tax advisor regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in your particular situation.

U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (ii) a corporation formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-U.S. Holder" is any holder of a note or common stock other than a U.S. Holder or a foreign or domestic partnership.

        If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

Interest

        Interest on the notes will generally be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. In certain circumstances, holders of our notes could receive payments in excess of stated principal or interest. First, if we call the notes for optional redemption, holders would be entitled to receive a payment in excess of stated principal and interest. Second, if we do not comply with our obligations under the registration rights agreement and a registration default occurs, such non-compliance may result in the payment of predetermined additional amounts in the manner described in the section "Description of Notes-Registration Rights." While the possibility of making these payments exists, we believe that the probability of making them is remote. Therefore, we do not believe that the notes should be treated as contingent debt instruments because of these potential additional payments. Consequently, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on U.S. Holders unless they disclose their contrary position. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize additional interest income.

Conversion of Notes Into Common Stock

        A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

        The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Sale, Exchange or Retirement of the Notes

        Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than 12 months at the time of the sale or exchange. Generally, the maximum long-term capital gains rate for individuals is 20%. Capital gain that is not long-term capital gain is taxed at ordinary income rates. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. The deductibility of capital losses is subject to certain limitations.

The Common Stock

        Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

        A U.S. Holder of notes or common stock may be subject to "backup withholding" at a rate currently of 30% (which percent will be periodically reduced to 28% in 2006) with respect to certain "reportable payments," including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) fails to report properly interest or dividends, (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or if (iv) the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. Holders of notes and common stock and to the IRS the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above). For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Interest

        Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a U.S. resident and does not have actual knowledge or reason to know otherwise. To satisfy the qualifying statement requirements referred to in (ii) above, the beneficial owner of a note must provide a properly executable Form W-8BEN (or appropriate substitute form) prior to payment of interest.

        The gross amount of payments of interest to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. income tax rates rather than be subject to withholding at the 30% or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% (or, if applicable, treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Dividends

        In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Conversion

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash (if any) received in lieu of a fractional share or interest not previously included in income will be subject to U.S. federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes.

  Sales, Exchange or Redemption of Notes or Common Stock

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code, or that we will become one in the future.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal. Generally, information reporting and backup withholding of United States federal income tax at a current rate of 30% (which percent will be periodically reduced to 28 percent in 2006) may apply to payments made by us or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a United States person.

        The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding. However, if such broker is (i) a U.S. person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

        The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to particular tax consequences to you of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling securityholder's notes.

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder(1)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$7,000	*	457	457	0
1976 Distribution Trust FBO Jane A. Lauder	13,000	*	849	849	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	7,000	*	457	457	0
Advent Convertible Master (Cayman) L.P.	4,107,000	1.64%	268,221	268,221	0
Allentown City Firefighters Pension Plan	23,000	*	1,502	1,502	0
Allentown City Officers and Employees Pension Fund	8,000	*	522	522	0
Allentown City Police Pension Plan	44,000	*	2,873	2,873	0
Alpha US Sub Fund 4, LLC	500,000	*	32,654	32,654	0
American Investors Life Insurance Company	200,000	*	13,061	13,061	0
AMICO Advent	524,000	*	34,221	34,221	0
Arapahoe County Colorado	51,000	*	3,330	3,330	0
Arb Minnesota Power and Light	131,000	*	8,555	8,555	0
Associated Electric & Gas Insurance Services Limited	600,000	*	39,184	39,184	0
Aventis Pension Master Trust	125,000	*	8,163	8,163	0
AXP Bond Fund, Inc	2,610,000	1.04%	170,454	170,454	0

AXP Variable Portfolio-Managed Fund, a series of AXP Variable Portfolio Managed Series, Inc.	490,000	*	32,001	32,001	0
AXP Variable Portfolio-Bond Fund, a series of AXP Variable Portfolio Income Series, Inc.	1,090,000	*	71,186	71,186	0
Boilermaker-Blacksmith Pension Trust	670,000	*	43,756	43,756	0
British Virgin Islands Social Security Board	72,000	*	4,702	4,702
CALAMOS Convertible Fund-CALAMOS Investment Trust	6,000,000	2.40%	391,849	391,849	0
CALAMOS Convertible Growth & Income Fund-CALAMOS Investment Trust	5,500,000	2.20%	359,195	359,195	0
CALAMOS Convertible Portfolio-CALAMOS Advisors Trust	150,000	*	9,796	9,796	0
CALAMOS Convertible Technology Fund-CALAMOS Investment Trust	70,000	*	4,571	4,571	0
CALAMOS Global Convertible Fund-CALAMOS Investment Trust	170,000	*	11,102	11,102	0
CALAMOS Market Neutral Fund-CALAMOS Investment Trust	10,170,000	4.07%	664,184	664,184	0
California Public Employees' Retirement System	1,000,000	*	571,558	65,308	506,250
Chrysler Corporation Master Retirement Trust	4,995,000	2.00%	326,214	326,214	0
City of Albany Pension Plan	60,000	*	3,918	3,918	0
City of Knoxville Pension System	160,000	*	10,449	10,449	0
City of New Orleans	209,000	*	13,649	13,649	0
City University of New York	126,000	*	8,228	8,228	0
Clinton Convertible Managed Trading Account Limited	1,500,000	*	97,962	97,962	0
Clinton Multistrategy Master Fund, Ltd.	9,025,000	3.61%	589,407	589,407	0
Clinton Riverside Convertible Portfolio Limited	9,025,000	3.61%	589,407	589,407	0
Consulting Group Capital Markets Funds	500,000	*	32,654	32,654	0
D.E. Shaw Valence, L.P.	2,600,000	1.04%	169,801	169,801	0
DEAM Convertible Arbitrage Fund	4,400,000	1.76%	287,356	287,356	0
Delta Airlines Master Trust	1,100,000	*	71,839	71,839	0

Delta Airlines Master Trust (c/o Oaktree Capital Management, LLC)	1,405,000	*	91,758	91,758	0
Delta Pilots D & S Trust	690,000	*	45,062	45,062	0
Delta Pilots Disability and Survivorship Trust	225,000	*	14,694	14,694	0
Deutsche Banc Alex Brown Inc.(3)	30,459,000	12.18%	2,214,556	1,989,224	225,332
Dodeca Fund L.P.	800,000	*	52,246	52,246	0
Dorinco Reinsurance Company	375,000	*	24,490	24,490	0
Drury University	20,000	*	1,306	1,306	0
Durango Investments, L.P.	5,000,000	2.00%	424,992	326,541	98,451
Family Service Life Insurance Co.	200,000	*	13,061	13,061	0
Federated Equity Income Fund, Inc.	10,900,000	4.36%	711,859	711,859	0
Federated Insurance Series, on behalf of its Federated Equity Income Fund II	500,000	*	32,654	32,654	0
First Union National Bank	15,500,000	6.20%	1,012,278	1,012,278	0
First Union Securities, Inc.	3,800,000	1.52%	248,171	248,171	0
Grace Brothers Ltd.	1,000,000	*	65,308	65,308	0
Grace Brothers Management, LLC	2,750,000	1.10%	179,597	179,597	0
Grady Hospital Foundation	110,000	*	7,183	7,183	0
Granville Capital Corporation	2,000,000	*	130,616	130,616	0
Guardian Life Insurance Co.	8,000,000	3.20%	522,466	522,466	0
Guardian Pension Trust	400,000	*	26,123	26,123	0
H.K. Porter Company, Inc.	15,000	*	979	979	0
HFR Convertible Arbitrage Account	427,000	*	27,886	27,886	0
HFR Master Fund, LTD.	60,000	*	3,918	3,918	0
Highbridge International LLC	12,000,000	4.80%	783,699	783,699	0
HSBC Trustee Zola Managed Trust	500,000	*	32,654	32,654	0
Income Portfolio, a series of IDS Life Series Fund, Inc.	70,000	*	4,571	4,571	0
JP Morgan Securities Inc.	6,500,000	2.60%	481,474	424,503	56,971
KBC Financial Products (Cayman Islands)	3,250,000	1.30%	212,251	212,251	0
KBC Financial Products USA, Inc.	250,000	*	16,327	16,327	0
Kettering Medical Center Funded Depreciation Account	40,000	*	2,612	2,612	0
Knoxville Utilities Board Retirement System	100,000	*	6,530	6,530	0

Lancer Securities Cayman Ltd.	400,000	*	26,123	26,123	0
Lincoln National Global Asset Allocation Fund, Inc.	66,000	*	4,310	4,310
Louisiana Workers' Compensation Corporation	170,000	*	11,102	11,102	0
Lyxor	305,000	*	19,919	19,919	0
Lyxor Master Fund	1,000,000	*	65,308	65,308	0
Macomb County Employees' Retirement System	170,000	*	11,102	11,102	0
Maryland Retirement Agency	2,656,000	1.06%	173,458	173,458	0
Merrill Lynch Pierce Fenner & Smith Inc.	5,935,000	2.37%	387,604	387,604	0
Microsoft Corporation	1,785,000	*	116,575	116,575	0
MLQA Convertible Securities Arbitrage, Ltd.	5,000,000	2.00%	326,541	326,541	0
Motion Picture Industry Health Plan-Active Member Fund	320,000	*	20,898	20,898	0
Motion Picture Industry Health Plan-Active Retiree Member Fund	200,000	*	13,061	13,061	0
Municipal Employees (Advent Capital Management)	189,000	*	12,343	12,343	0
Nations Convertible Securities Fund	6,329,000	2.53%	413,335	413,335	0
New Orleans Firefighters Pension/Relief Fund	113,000	*	7,379	7,379	0
Oakwood Assurance Company	21,000	*	1,371	1,371	0
Oakwood Healthcare Inc.	75,000	*	4,898	4,898	0
Oakwood Healthcare Inc. Endowment	3,000	*	195	195	0
Oakwood Healthcare Inc. Funded Depreciation	40,000	*	2,612	2,612	0
Oakwood Healthcare Inc.—OHP	6,000	*	391	391	0
Oakwood Healthcare Inc. (Pension)	75,000	*	4,898	4,898	0
Occidental Petroleum Corporation	213,000	*	13,910	13,910	0
OCM Convertible Trust	3,000,000	1.20%	195,924	195,924	0
Ohio National Fund, Inc., on behalf of its Equity Income Portfolio	60,000	*	3,918	3,918	0
Palladin Securities LLC	1,200,000	*	78,369	78,369	0
Partner Reinsurance Company, Ltd.	870,000	*	56,818	56,818	0
Policemen and Firemen Retirement System of the City of Detroit	518,000	*	33,829	33,829	0

Port Authority of Allegheny County Retirement & Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	350,000	*	22,857	22,857	0
Pro Mutual (Advent Capital Management)	620,000	*	40,491	40,491	0
Putnam Convertible Income-Growth Trust	3,688,000	1.48%	240,856	240,856	0
Putnam Variable Trust-Putnam VT Global Asset Allocation Fund	131,000	*	8,555	8,555	0
Putnam Convertible Opportunities and Income Trust	140,000	*	9,143	9,143	0
Putnam Asset Allocation Funds-Balanced Portfolio	549,000	*	35,854	35,854	0
Putnam Asset Allocation Funds-Conservative Portfolio	426,000	*	27,821	27,821	0
Quattro Fund	2,500,000	1.00%	163,270	163,270	0
Qwest Occupational Health Trust	205,000	*	13,388	13,388	0
Robertson Stephens	1,000,000	*	65,308	65,308	0
S.A.C. Capital Associates, LLC	3,000,000	1.20%	195,924	195,924	0
Sagamore Hill Hub Fund, LTD	5,000,000	2.00%	326,541	326,541	0
SCI Endowment Care Common Trust Fund-First Union	20,000	*	1,306	1,306	0
SCI Endowment Care Common Trust Fund-National Fiduciary Services	80,000	*	5,224	5,224	0
SCI Endowment Care Common Trust Fund-Suntrust	30,000	*	1,959	1,959	0
SEI Private Trust Company	310,000	*	95,016	20,245	74,771
State Employees' Retirement Fund of the State of Delaware	2,025,000	*	132,249	132,249	0
State of Connecticut Combined Investment Funds	4,210,000	1.68%	274,947	274,947	0
STP	815,000	*	53,226	53,226	0
Sundown Pension Plan	70,000	*	4,571	4,571	0
The Dow Chemical Co. Employees' Retirement Plan	1,325,000	*	86,533	86,533	0
The Fondren Foundation	40,000	*	2,612	2,612	0
The Grable Foundation	98,000	*	6,400	6,400

Total Return Portfolio, a series of Growth and Income Trust	740,000	*	48,328	48,328	0
Trustmark Insurance Company	285,000	*	18,612	18,612	0
Union Carbide Retirement Account	680,000	*	44,409	44,409	0
United Food & Commercial Workers Local 1262 and Employers Pension Fund	310,000	*	20,245	20,245	0
Vanguard Convertible Securities Fund, Inc.	4,905,000	1.96%	320,336	320,336	0
Vopak USA Inc, Retirement Plan (f.k.a. Van Waters & Rogers, Inc, Retirement Plan)	155,000	*	10,122	10,122	0
Wachovia Securities International Ltd.	10,000,000	4.00%	659,072	659,072	0
Zola Partners, LP	500,000	*	32,654	32,654	0

Subtotal	245,194,000	98.08%	16,974,910	16,013,135	961,775
Any other holders of notes or future transferees from any holder(4)(5)	4,806,000	1.92%	313,870	313,870	0

Total	$250,000,000	100.00%	17,288,780	16,327,005	961,775

(1)
Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)
Assumes a conversion price of approximately $15.31 per share and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Includes 150,000 shares of common stock subject to a warrant that is immediately exercisable.

(4)
Information concerning other selling securityholders of notes will be set forth in prospectus supplements from time to time, if required.

(5)
Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of approximately $15.31 per share.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders purchased all of the notes from the initial purchasers in a private transaction on March 5, 2002. All of the notes were "restricted securities" under the Securities Act prior to this registration.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. See "Risk Factors-There is no active trading market for the notes, which could limit their market price or your ability to sell them for their inherent value."

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Ac and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and Adaptec and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

        Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

  •
  two years after the latest date of original issuance of any of the notes;

  •
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  •
  the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any 90-day period or 90 days in a 360-day period. However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days.

LEGAL MATTERS

        The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

  •
  Annual Report on Form 10-K for the year ended March 31, 2002; and

  •
  Items 1 and 2 of the Registrant's registration statement on Form 8-A filed July 20, 1992 pursuant to the Exchange Act and Exhibit No. 1 to Amendment No. 4 of the Registrant's registration statement on Form 8-A filed January 14, 1997 amending its Form 8-A filed May 11, 1989.

        Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

        We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Investor Relations, Adaptec, Inc., 691 S. Milpitas Blvd., Milpitas, California 95035, telephone number (408) 945-8600. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

$250,000,000

3% Convertible Subordinated Notes Due 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

                        , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$23,000
Transfer Agent's, Trustee's and Depositary's fees and expenses	25,000
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Printing and engraving fees and expenses	25,000
Miscellaneous	7,000

Total	$120,000

ITEM 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are a party;

  •
  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights conferred in the bylaws are not exclusive.

        We have entered into Indemnity Agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving one of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain directors' and officers' liability insurance.

ITEM 16. Exhibits.

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
4.01	Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on November 19, 1997(1)
4.02	Bylaws of the Registrant(2)
4.03	Third Amended and Restated Rights Agreement dated February 1, 2001 between Registrant and Mellon Investor Services LLC, as Rights Agent(3)
4.04	Indenture, dated as of March 5, 2002, by and between the Registrant and Wells Fargo Bank, National Association(4)
4.05	Form of 3% Convertible Subordinated Note(4)
4.06	Registration Rights Agreement, dated as of March 5, 2002, by and among the Registrant and Bear, Stearns & Co. Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated(4)
4.07	Collateral Pledge and Security Agreement, dated as of March 5, 2002, by and among the Registrant, Wells Fargo Bank, National Association, as trustee and Wells Fargo Bank, National Association, as collateral agent(4)
5.01	Opinion of Fenwick & West LLP(4)
12.01	Statement regarding computation of earnings to fixed charges
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)(4)
23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.01	Power of Attorney(4)
25.01	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture(4)

(1)
Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended March 31, 1998.

(2)
Incorporated by reference to Exhibit 4.02 to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 12, 2002.

(3)
Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K as filed with the Commission on March 20, 2001.

(4)
Previously filed with the original Registration Statement on Form S-3 (file No. 333-89666) filed with the Commission on June 3, 2002.

ITEM 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on June 26, 2002.

ADAPTEC, INC.
By:	/s/ ROBERT N. STEPHENS* Robert N. Stephens, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT N. STEPHENS* Robert N. Stephens	President, Chief Executive Officer and Director	June 26, 2002
/s/ DAVID A. YOUNG David A. Young	Vice President, Chief Financial Officer and Assistant Secretary	June 26, 2002
/s/ KENNETH B. AROLA* Kenneth B. Arola	Vice President, Corporate Controller and Principal Accounting Officer	June 26, 2002
/s/ CARL J. CONTI* Carl J. Conti	Chairman of the Board	June 26, 2002
Victoria L. Cotten	Director
/s/ JOHN C. EAST* John C. East	Director	June 26, 2002
/s/ LUCIE J. FJELDSTAD* Lucie J. Fjeldstad	Director	June 26, 2002

Joseph S. Kennedy	Director
/s/ ILENE H. LANG* Ilene H. Lang	Director	June 26, 2002
Robert J. Loarie	Director
Douglas E. Van Houweling	Director
*By:	/s/ ROBERT N. STEPHENS Robert N. Stephens Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
12.01	Statement regarding computation of earnings to fixed charges
23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
Adaptec, Inc.
Strategic Advantages
Recent Transactions
The Offering
RISK FACTORS
Risks Related to Our Business
Risks Related to the Notes
Risks Related to Our Common Stock
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX